Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Post-Effective Amendment No. 2 to Registration Statement (Form S-3 No. 333-118024) and related prospectus of LandAmerica Financial Group, Inc. for the registration of $125,000,000 aggregate principal amount of 3.25% Convertible Senior Debentures due 2034 and 2,301,913 shares of common stock and to the incorporation by reference therein of our report dated February 18, 2004, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Richmond, Virginia

January 10, 2005